AN AGREEMENT made the        26th         day of          October         2000
BETWEEN

1 THE ROARING WATER BAY SPIRITS COMPANY LIMITED ("The Vendor") of 4 Herbert Place, Dublin 2 AND

2 ULSTER BANK COMMERCIAL SERVICES LIMITED ("UBCSL") of Ulster Bank Group Centre, George's Quay, Dublin 2.

WHEREBY it is agreed as follows:

1 The Agreement shall commence on the date specified in the schedule and shall continue until terminated by either party by not less than three months' written prior notice.

2    (a)  The Vendor shall sell and UBCSL shall purchase free from all charges, liens and other encumbrances and upon the terms hereof, all Receivables; subject to such exceptions as may from time to time be specified by UBCSL.

     (b) The purchase of any Receivable shall be complete and the rights to such Receivable shall vest in UBCSL, upon that Receivable coming into existence.

     (c) "Receivables" means all the book debts, invoice debts, accounts notes, bills, acceptances and/or other forms of obligation owned by or owing to the Vendor which are in existence at the date of commencement of this Agreement or which come into existence during the currency of this Agreement in respect of contracts entered into by the Vendor for the sale of goods or the provision of services in the ordinary course of business to customers in the countries as set out in the schedule, and which are payable in the Republic of Ireland in any of the currencies specified in the schedule ("the Approved Currencies"), and shall also include all the Vendor's rights under the contract concerned and in the goods the subject matter of that contract. (However, the expression does not include a sum payable in full in the Republic of Ireland prior to the dispatch of the goods or payable against documents under an irrevocable letter of credit confirmed by a bank in the Republic of Ireland before dispatch of the goods. For these purposes, "dispatch" is deemed to be made when the Vendor parts with possession of goods in any way for the purpose of transmitting them to a customer).

     (d) The purchase price, which shall be payable as herein provided by UBCSL to the Vendor, for any Receivable purchased in accordance with Clause 2(a) shall be the full amount payable by the Vendor's customer for the goods or services to which the Receivable relates (together with any VAT, tax of other impost payable in respect thereof) as notified by the Vendor to UBCSL less:

          (i) any discount commission or other allowances due or allowable to the customer and shown on the relevant invoice; and

          (ii) the Discounting Charge

          and shall be payable (subject as set out below) in the currency in which the Receivable is expressed.

     (e)  All sales of Receivables made hereunder shall be absolute sales.

     (f) The maximum facility to be afforded by UBCS to the vendor under this Agreement, at any given time, shall be (pound)750,000 (Seven Hundred and Fifty Thousand Irish Pounds) (euro)952,303 (Nine Hundred and Fifty Two Thousand Three Hundred and Three Euros). This amount may be varied at the sole discretion of UBCS upon written notice to the vendor.

Subject to the provisions of the Agreements and compliance by the Vendor with clause 9(b)(vi), within one working day of receiving a request from the Vendor so to do, UBCSL shall remit (and at any time at the sole discretion of UBCSL it may remit) to the Vendor any part of the balance standing at the credit of any of the Receivables Purchased Accounts up to the full amount thereof less any amount which UBCSL in its sole discretion requires as a retention. Any balance which may stand at the debit of the Vendor on a Receivables Purchased Account shall be payable by the Vendor to UBCSL on demand. UBCSL will notify the Vendor from time to time of the basis on which it proposes to exercise its discretion under the terms of this clause.

(a) Receivables Purchased Accounts will be maintained by UBCSL in respect of each of the Approved Currencies to which will be credited;

     (i) the full purchase price (as defined in Clause 2(d) but ignoring the Discounting Charge) of all Receivables payable in the relevant currency advised to UBCSL;

     (ii) any costs or expenses recovered by UBCSL under Clause 13 (expressed in the relevant Approved Currency if actually recovered in a different currency);

     (iii) any amount paid by the Vendor to UBCSL under this Agreement (but shall not include any monies remitted to UBCSL under Clause 9(b)
               (viii)) expressed in the relevant Approved Currency if actually recovered in a different currency;

     (iv) a discounting credit allowance on the net daily balance standing at the credit of the said Accounts at the rate from time to time in force of UBCSL.

     and to which will be debited (so far as the same relate to Receivables denominated in the Approved Currency concerned);

     (v) all payments made to the Vendor by UBCSL under the terms of this Agreement;

     (vi)      the full value of all credit notes issued by the Vendor;

     (vii) the amount of any Receivables which UBCSL gives notice to the Vendor to repurchase under Clause 15;

     (viii) the amount of any sum payable by the Vendor under Clauses 6, 11(b)(i), 11(b)(ii) and 13;

     (ix) the amount of any payment, cost, damage, or liability made or sustained by UBCSL arising directly or indirectly in consequence of any breach of warranty or undertaking by the Vendor or of steps reasonably taken by UBCSL to mitigate such payment, cost, damage or liability;

     (x) a Discounting Charge which will be calculated at the rate specified in the schedule each day on the net daily balance standing at the debit of the Memorandum Discounting Statement referable to the relevant approved Currency and will be recovered by deduction from the next payment by UBCSL to the Vendor in respect of sums payable in the relevant Approved Currency. The Vendor and UBCSL hereby agree that UBCSL may in its absolute discretion vary both the rate at which and the basis upon which the Discounting Charge is calculated on giving to the Vendor fourteen days notice in writing of such variation and such variation shall take effect as and from the date specified in the said notice;

     (xi) an Administrative Fee in accordance with Clause 5 which will be debited on the last working day of each month and recovered by deduction as set out in paragraph (ix) above.

     (xii) the amount of any normal banking and money transmission charges incurred by UBCSL in the course of its banking transactions with the Vendor.

      (b) Memorandum Discounting Statements in respect of each of the Approved Currencies will be maintained by UBCSL for the purpose of calculating Discounting Charges to which shall be credited:

             (i) all payments received in respect of customer payments in the relevant currency as described in Clause 9(b)(viii);

             (ii) any payments received in the relevant currency direct by UBCSL in respect of Receivables purchased under this Agreement.

             (iii) any amount paid by the Vendor to UBCSL in the relevant currency;

             (iv) any amount that fails to be credited to the relevant Receivables Purchased Account at Clause 4(a)(ii) above;

             (v) any amount paid in the relevant currency by any other person to UBCSL under Clause 11(b);

             and to which will be debited (so far as the same relate to Receivables denominated in the Approved Currency concerned);

             (vi) all payments made to the Vendor by UBCSL under the terms of this Agreement;

             (vii) the amount of any sum payable by the Vendor to UBCSL under Clauses 11(b)(i), 11(b)(ii) and 13;

             (viii) the amount of any sum payable under Clause 4(a)(viii) above;

             (ix) the amount of any cheque or other instrument credited under Clauses 4(b)(i), 4(b)(ii), 4(b)(iii), 4(b)(iv), and 4(b)(v)
                     above where such cheque or instrument is dishonored;

             (x)     a Discounting Charge as described at Clause 4(a)(ix) above;

             (xi)    an Administration Fee as described at Clause 4(a)(x) above;

             (xiii)  any charges as described at Clause 4(a)(xi) above.

      (c) At the end of each month UBCSL will send to the Vendor copies of each of the Receivables Purchased Accounts and each of the Memorandum Discounting Statements.

5 UBCSL shall be entitled to charge the Vendor an administration fee which shall be calculated as being the percentage specified in the Schedule hereto of the gross amount of Receivables sold to UBCSL in each month.

6 Where any Receivable purchased by UBCSL remains unpaid whether wholly or in part after payment thereof has become due or where at any time the customer disputes liability for payment or asserts any right of lien, retention or set-off the Vender shall on demand pay to UBCSL the full amount or the whole of the unpaid amount of that Receivable.

7    (a)    The Vendor undertakes to execute at any time and from time to time when required by UBCSL an assignment in such a form as UBCSL shall require of all or any of the receivables sold to UBCSL and to execute and do such further documents and things as UBCSL may require effectively to vest full legal title to the purchased receivables in UBCSL and the Vendor irrevocably appoints UBCSL and each and every Director, Officer, or Manager of UBCSL for the time being its Attorney in its name and on its behalf to execute any such assignment or documents and also to collect, enforce, realise, and give receipts and discharges for any purchased receivables.

          (b) If in relation to any Receivable it is not possible for UBCSL to take a separate assignment of the Receivable as set out in sub-clause (a) of this Clause 7, the Vendor will continue to hold such Receivable in trust for UBCSL and any payments received in respect thereof will be immediately paid to UBCSL.

8.        (a)  The Vendor shall not grant any fixed or floating charge, mortgage, pledge, lien or any other encumbrance over any existing or future Receivables of the Vendor and shall procure the exclusion of such Receivables from any charge in which they would otherwise be comprised.

          (b) The Vendor shall not assign, charge or in any way dispose of the benefit of this Agreement without the express consent in writing of UBCSL.

          (c) During the currency of the Agreement the Vendor, or if applicable, its parent, subsidiary or associated company shall not entered into any Agreement for the charging or discounting of its Receivables without the express consent of UBCSL.

9.        (a)  The Vendor hereby warrants to UBCSL that in relation to each
               Receivable sold hereunder by the Vendor to UBCSL and so that this warranty shall be deemed to be repeated on each occasion on which the Vendor makes an advice of Receivables to UBCSL;

               (i) the goods have been duly delivered or the services duly provided;

               (ii) the Vendor is the legal and beneficial owner of such receivable and entitled to sell and assign the same to UBCSL free from any mortgage, charge or other encumbrance and such receivable is legally enforceable by the Vendor and remains to be paid in full, and is not owed, overdue, contingent or disputed;

               (iii) the Receivable is an existing and bona fide obligation of the Vendor's customer arising out of the sale of goods or the provision of services by the Vendor in the ordinary course of its business;

               (iv) the Vendor is not then in breach of any of its obligations to the customer and the customer will accept the goods sold or the services provided and the invoices therefor (or if the customer is bankrupt or in liquidation the customer's trustee in bankruptcy or liquidator will accept a proof of debt for the unpaid balance of the invoiced price) without any dispute or claim whatsoever (whether justifiable or not) including disputes as to price, terms, quantity, or quality, set-offs or counter-claim or claims of release from liability or inability to pay because of any act of God or public enemy or war or because of the requirements of law (whether in the Republic of Ireland or elsewhere) or of rules, orders or regulations having the force of law;

               (v) the customer is not a subsidiary, co-subsidiary, parent or associated company of the Vendor or under the same director or shareholder control as the Vendor;

               (vi) the customer has obtained all the authorities necessary under the regulations in force in the country to which the goods are dispatched or services rendered, or from which payment is to be made, in order to pay the Receivables in accordance with the contract of invoice;

               (vii) the contract with the customer specifies the nature and quantity of the goods or services and the terms and currency of payment;

               (viii) the customer's authority to import the goods or receive the services and to pay for them is not subject to conditions as to the export of other goods from any country or as to payment for such other goods when so exported;

               (ix) the goods or services are to be or have been exported to or rendered in and payment is to be made from the customer's country of residence; and

     (x) the contract for the sale of goods or provision of services between the Vendor and its customer shall be expressed to be governed by and construed in accordance with the law in the Republic of Ireland and such choice of law is in all respects valid and binding on the customer.

(o) The Vendor hereby undertakes with UBCSL so that this undertaking shall continue throughout the term of this Agreement:

     (i) promptly to perform all further or continuing obligations of whatsoever nature of the Vendor to the customer arising out of the sale of goods or the provision of services as a result of which any Receivable comes into existence;

     (ii) on request by UBCSL to give notice to the Vendor's customers or to such of them as UBCSL shall direct that the right to the Receivables specified in such notice (which may include Receivables which have not yet come into existence) has been assigned to UBCSL, such notice to be in such form as UBCSL, shall require and in default such notice may be given by UBCSL as Agent for the Vendor;

     (iii) to disclose to UBCSL any change or prospective change in the constitution or control of the Vendor and any other fact or matter known to the Vendor which is material to be known by a purchaser of the Receivables;

     (iv) in respect of every Receivable (but only after delivery of the relevant goods or the provision of the relevant services) to complete and deliver to UBCSL an advice form supplied for such purpose by UBCSL signed by an authorised official. The Vendor shall also remit any such other documents in support of each Receivable as UBCSL may require;

     (v) that all entries relating to the sale of any Receivable by the Vendor to UBCSL are duly recorded in the books of the Vendor and to ensure that all accounts maintained in the books or records of the Vendor in the names of its customers bear a conspicuous notation that they have been assigned to UBCSL;

     (vi) in relation to each of the Approved Currencies to send to UBCSL by the day of each month specified in the Schedule and in a manner approved by UBCSL and made up to the last day of the preceding month;

               (a) an aged analysis of the Receivables sold to UBCSL which remain outstanding at that date such analysis being aged on the basis specified in the Schedule by invoice date and identifying those accounts which are either disputed or in solicitors' hands;

               (b) a copy of the Sales Ledger Account relating to the Receivables purchased by UBCSL under this Agreement;

     (vii) to allow UBCSL and its authorised agents at regular intervals determined by UBCSL and at such other times as UBCSL shall decide to visit the premises of the Vendor to inspect, check and verify all books, records, accounts, orders, and correspondence and any other papers of the Vendor that UBCSL may require. The Vendor at the request of UBCSL will supply UBCSL with statements of its financial position and results of its operations certified by the Vendor's auditors;

     (viii) the Vendor as trustee for UBCSL will hold and keep separate from any other monies of the Vendor all remittances received by it in payment of any Receivable which has been sold to UBCSL. The Vendor will immediately pay all remittances endorsed where required;

               (a) direct to the account of UBCSL at the bankers of UBCSL, or
               (b)       into a trust account in the name of UBCSL.

10   The Vendor hereby irrevocably:

     (a) authorises UBCSL to endorse the name of the Vendor on any and all cheques or other forms of remittance received where such endorsement is required to effect collection or to perfect UBCSL's title as a holder in due course or for any other reason;

     (b) appoints UBCSL the attorney of the Vendor to execute in the name and on behalf of the Vendor any assignment requested under Clause 7.

11   (a)  On purchase by UBCSL of any Receivable then any title, property, right or interest of the Vendor in the goods to which such Receivable relates (including all such goods that may be rejected or returned by the customers of the Vendor), all the Vendor's rights as unpaid Vendor and all other rights of the Vendor under the contract or contracts pursuant to which the Receivable comes into existence (whether such rights be created by contract, statute or other rule of law) shall be deemed to be assigned and transferred to UBCSL absolutely whether or not the goods shall have been delivered by the Vendor at the time of the said purchase.

     (b) Any goods recovered by or on behalf of the Vendor in pursuance of the exercise of any rights referred to in sub-clause (a) of this Clause shall be treated as returned goods and all returned goods shall be promptly notified to UBCSL and shall be set aside marked with UBCSL's name and held for UBCSL's account as owner. UBCSL shall (in addition to and without prejudice to any other rights it may have) have the right to take possession of and to sell or cause to be sold without notice any returned goods at such prices to such purchasers and upon such terms and conditions as it may deem advisable and in the event of any such sale the Vendor shall pay to UBCSL on demand (and without asserting any right of set-off):

          (i) the difference between the amount of the Receivable relating to such goods and the amount received by UBCSL on any such sales; and

          (ii) any costs and expenses (including legal fees) incurred by UBCSL in relation to any such repossession and sale.

          (iii) when requested by UBCSL to do so, to provide export credit insurance in respect of the transactions which comprise the subject matter of this agreement and to ensure that all obligations under the Policy are properly performed and the Policy maintained during the currency of this Agreement for the benefit of UBCSL.

     (c) On purchase by UBCSL of any Receivable then without prejudice to the generality of the provisions of sub-clause (a) of this Clause, there shall vest in UBCSL the benefit of all guarantees, indemnities, insurances and securities given to or held by the Vendor in respect of such Receivable or of goods or services to which it relates.

12 UBCSL shall not be liable to the Vendor for the amount of any discount, commission or allowance wrongly claimed or deducted by the customer in respect of any Receivable unless and until such amount has been received by UBCSL.

13 On or after the making of a request by UBCSL under Clause 9(b)(ii) UBCSL, shall have the sole right of collecting and enforcing payment of Receivables in whatever manner it may in its absolute discretion decide, whether or not the Vendor has been debited with the amount of the Receivables and the Vendor shall co-operate to procure such collection and enforcement. The conduct of any proceedings shall be with UBCSL who may (where necessary in the name of the Vendor) institute, compromise, settle, abandon or in any manner whatsoever conduct such proceedings upon such terms as UBCSL in its sole discretion shall decide and the Vendor shall be bound by all acts of UBCSL under this Clause. The Vendor shall be responsible for and shall forthwith on demand pay all costs, charges and expenses of whatsoever nature incurred by UBCSL under this Clause.

14 UBCSL shall be entitled to debit the relevant Receivables Purchased Accounts and Memorandum Discounting Statements with and/or set-off against any monies payable to the Vendor any sums payable by the Vendor in the relevant currency to UBCSL whether for debt or liquidated or unliquidated damages and whether payable presently or contingently.

15   (a)  UBCSL may determine this Agreement forthwith should at any time:

          (i)    the Vendor commit any breach of this Agreement, or
          (ii)   the Vendor being an individual or firm become bankrupt, or
          (iii) the Vendor being a company at any time become insolvent be wound up by the court or pass a resolution for its winding up or call any meeting of creditors, or
          (iv) a Receiver be appointed over any part of the income or assets of the Vendor, or
          (v) the Vendor make any management or composition with its creditors or have any part of its assets seized under any execution of legal process or under distress for rent, or
          (vi) any application be made to the Courts in Ireland to have an Examiner, appointed to the Vendor,
          (vii) any application be made to the Courts in any part of the United Kingdom to have an Administrator or an Administrative Receiver appointed to the Vendor.

     (b) this Agreement shall be determined by UBCSL pursuant to this clause by written notice delivered or posted to the Vendor at the address of the Vendor stated in the Schedule or at the Vendor's registered office or at any other address at which the Vendor carries on business.

     (c) At any time after the termination of this Agreement pursuant to this clause UBCSL shall be entitled by notice to require the Vendor to repurchase at face value so much of any Receivable purchased by UBCSL as then remains outstanding but so that UBCSL shall remain legal and beneficial owner of the Receivable until the purchase price has been paid.

     (d) At any time after giving notice as set out above, UBCSL shall be entitled (but not obliged) to combine and consolidate the Receivables Purchased Accounts and (separately) the Memorandum Discounting Statements relating to Receivables denominated in different currencies and, in so doing, shall convert the sum concerned into Irish Pounds. Further, any payment made by the Vendor to UBCSL in respect of the repurchase of a Receivable shall be made in Irish Pounds converted at the date of actual payment (if UBCSL shall not then have exercised its right to combine accounts set out above) or at the date on which such combination took place.

16 All conversions from one currency to another required in connection herewith (whether for the purposes of accounting or payment) shall be made at the prevailing spot rate for the purchase of the second currency with the first, as at 11 a.m. on the date of conversion, as quoted by Ulster Bank Limited.

17 UBCSL's rights under this Agreement shall not be affected by the grant of any time or indulgence to the Vendor or to any customer or any failure to exercise or delay in exercising any right or option available against the Vendor any customer or any other person nor by any step taken by UBCSL.

18 The terms set out in the Agreement represent the whole of the terms agreed between UBCSL and the Vendor to the exclusion of any prior or contemporaneous statements on the part of UBCSL, whether expressed or implied and whether oral or in writing.

19 The Vendor will bring the terms of this Agreement to the attention of its auditors for the time being, and authorises UBCSL to disclose to its auditors for the time being such information relating to this Agreement and its operation as its auditors shall from time to time request.

20 This Agreement and any purchase of a Receivable pursuant to it shall be construed in accordance with and governed by the law in the Republic of Ireland.

                                    SCHEDULE

1.   NAME AND REGISTERED OFFICE OF THE VENDOR:    The Roaring Water Bay Spirits
                                                  Company Limited
                                                  Roaring Water Bay House
                                                  4 Herbert Place
                                                  Dublin 2

2.   COMMENCEMENT DATE:                           Date of Agreement

3.   FACILITY LIMIT:                              (pound)750,000 (E952,303)

4.   ADMINISTRATION FEE RATE:                     IR5,000 (E6,348)

5.   MINIMUM ADMINISTRATION FEE PER ANNUM:        Fixed

6.   DISCOUNTING CHARGE RATE:                     UB Prime + 3%/ Sterling Cost
                                                  of funds + 3.5%.

7.   PREPAYMENT FACILITY:                         75%

8.   VENDORS' TERMS OF SALE:                      30/60 days from invoice date

9.   END OF MONTH RETURNS ARE DUE BY:             10th day following month end

10.  BASIS ON WHICH ANALYSIS OF RECEIVABLES IS TO BE AGED:
     From invoice date, separately identifiable outstanding amounts by customer showing customer balances as follows = total, up to 30 days old, 31-60 days old, 61-90 days and over.

11.  SPECIAL CONDITIONS:
A) Annual Audited Accounts to be received within 3 months of year end for The Roaring Water Bay Spirits Company Ltd and The Roaring Water Bay Spirits Company (GB) Ltd. Fully signed Audited Accounts signed by both Auditors and Directors to be received by UBCS.
B) Quarterly Management Accounts are required within one month of period end for The Roaring Water Bay Spirits Company Ltd and The Roaring Water Bay Spirits Company (GB). Management Accounts up to 30/06/00 to be received by UBCS.
C) Preferentials to be maintained up to date. Confirmation that preferentials are currently up to date to be received by UBCS and UBCS to be satisfied with same.
D) Credit Insurance Policy to be endorsed to UBCS when taken up by The Roaring Water Bay Spirits Co Ltd.
E) All Sales to debtors outside Ireland and UK to be confined to European Community countries, USA Canada and to be credit insured.
F)   Satisfactory credit limits to be implemented.
G)   Fraud guarantees from Directors to be put in place.
H) Deed of postponement over shareholders loans of (pound)200k from David Phelan, Pat Rigney, Tanis Investments and Carbery Milk Products.
I) All Assets Debenture stamped for (pound)900,000 with legal fees for company's accounts. To be shared with UB Collete Green.
J)   The company represents and warrants that:

     (1) No litigation or other proceedings which would have a material adverse affect on its ability to perform its obligations has, or at the time of any drawing of the facility, shall have, been started or (to the best of the companies knowledge and belief) threatened;

     (2) Full disclosure to me made to UBCS prior to the date of this letter, in relation to business affairs as are material and ought properly to be made known to any person proposing to make facilities available to it.

12.  OPERATIONAL REQUIREMENTS:

A) The Book Debts are eligible for discounting up to 90 days from invoice date.

                                      9(a)

B) That UBCS receive an Aged Debt Analysis, an Invoice Discounting Summary Control and copy statements by the 10th day following each month end.

C) If any debtor exceeds 10% concentration of the debtor's ledger, that debtor will require credit approval by UBCS prior to funds being made available in excess of the 10% concentration.

D) That the prepayment facility will have to be specially negotiated on any one customer which accounts for 25% of the debtors ledger or on any two customers which account for 40% of the debtors ledger. In the case of Company, funding is to 50% subject to credit insurance being in place prior to peak trading time.

E) UBCS reserves the right to reduce the prepayment accordingly should credit note levels exceed 10%.

F) The Roaring Water Bay Spirits Co Ltd to retain on premises printed copies of all debtor ledger records such as month-end aged debt listings, debtor statements, sales invoice and credit note listings. Creditors ledger to be aged also.

G) The following sales are to be excluded: Associated Companies, Cash Sales, Bad Debts, Contra Accounts and Proforma sales invoices.

H)   Sales invoice's for service/work provided to be billed in arrears.

I)   Credit Terms to be quoted on all sales invoices.

J) UBCS to implement FacFlow to enable the assignment of invoices. Completed FACFLOW questionnaire to be returned to UBCS.

K)   Customer Remittance advices to be retained for inspection at review audit.

L)   Monthly debtor's statements to be prepared and sent out to all customers.

M) Customers paying directly to the account of The Roaring Water Bay Spirits Co Ltd to pay to UBCS account.

N) Loss of book debt records insurance is required with UBCS's interest noted alternatively confirmation records taken off premises on disk.

O)   Verification of 5 largest debtor balances prior to take on.

P) The Roaring Water Bay Spirits Co Ltd to retain copies of debtor cheques for Audit review if practicable.

Q) The Roaring Water Bay Spirits Co Ltd's name to appear on all invoices statements and credit notes.

12.      COUNTRIES:                       Republic of Ireland, Northern Ireland,
                                          UK, Europe and such other territories
                                          as may be agreed between the Vendor
                                          and UBCS from time to time.

13.      APPROVED CURRENCIES:             Irish Pounds, Sterling Euro, Dollars
                                          and other applicable Currencies.




                                      9(b)

IN WITNESS whereof the Vendor and UBCSL have caused their respective Common Seals to be hereunto affixed the day month and year first before written.

The Common Seal of the Vendor                          )
the Roaring Water Bay Spirits Company Limited          )
was hereunder affixed in the presence of:              )


               Director                           /s/
                                                  ------------------------------


               Secretary                          /s/ Patrick Rigney
                                                  ------------------------------

The Common Seal of                                     )
Ulster Bank Commercial Services Limited                )
was hereunto affixed in the presence of:               )


               Director                           /s/
                                                  ------------------------------


               Director/Secretary                 /s/
                                                  ------------------------------


                                       10